Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of German American Bancorp, Inc. on Forms S-3 and S-8 (333-131034, 333-80605 and 333-157277) of our report dated February 28, 2009 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
February 28, 2009

Exhibit 23